UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.     )

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(Name of Registrant as Specified In Its Charter)

MVC CAPITAL, INC.

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MVC Capital Highlights Strategy for Delivering Long-Term Value to Shareholders

PURCHASE, N.Y., Oct. 25, 2017 -- MVC Capital, Inc. (NYSE:MVC) (the "Company" or "MVC"), a publicly traded business development company (BDC) that makes private debt and equity investments, today reiterated the decisive steps it is taking to deliver value to shareholders, including through its unanimously approved Board Plan to increase shareholder distributions and the recently approved $25 million tender offer, to commence in November. In addition, the Board is actively repositioning the Company for long-term success through its ongoing strategic transition to yield investments.

Third party financial analysts and leading independent proxy advisory firms agree that MVC is on the right track, and have recommended “AGAINST” the shareholder proposal to cease new investments*:

•
“We regard MVC as now being well positioned to succeed in transitioning its investment portfolio allocation from 60% yield investments / 40% equity investments (as of July 31, 2017) to an even higher percentage of yield investments. This should lead to a higher dividend yield, more inline with peers, and a higher stock price.” – Maxim Group LLC, 10/24/17

•	“In our view, now would be the worst possible time for MVC to cease making new investments.” – Maxim Group LLC, 10/24/17

•	“We do not find a clear showing by the proponents that shareholders should, in this instance, supplant the judgment of the board and management team.” - Glass Lewis, 10/13/17

•
“We believe that management and the board typically have more and better information about the Company and its strategic investments and are, therefore, in the best position to determine what actions should be taken, absent any illegal or egregious behavior.” - Glass Lewis, 10/13/17

•
 “…a well-functioning, informed board of directors should receive reasonable deference (though not complete deference) from shareholders on strategic matters such as types of share issuances or other capital issues.” - Glass Lewis, 10/13/17

•	“We believe that the proposal is not necessary and is not in the best long-term interest of the Company and its shareholders.” – Egan-Jones Rating Company (“Egan-Jones”), 10/19/17

*Permission to use quotations neither sought nor obtained

MVC’s Board of Directors unanimously recommends that shareholders vote “FOR” all of Management’s proposals and “AGAINST” the shareholder proposal to cease new investments at the upcoming October 31, 2017 Annual Meeting of Stockholders.

MVC-G

About MVC Capital, Inc.

MVC Capital is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC, please visit the MVC's website at www.mvccapital.com.

Safe Harbor Statement and Other Disclosures

The information contained in this press release contains forward-looking statements, including with respect to the Company's transitioning to yielding investing, future deployment of capital, future leveraging of the Company's portfolio, repurchase of the Company's common shares, future distributions and the expectation that these strategies should result in a narrowing or elimination of the discount of the Company's share price to NAV. These forward-looking statements are subject to the inherent uncertainties in predicting future events, activities, results and circumstances. Certain factors could cause actual events, activities, results and circumstances to differ materially from those contained in these forward-looking statements, including, among other things: the ability of the Company to identify suitable yielding investments, in the lower middle market or at all, and to make such investments on terms that the Company believes are reasonable and attractive; the ability of the Company to dispose of its remaining equity portfolio on suitable terms and the timing of any such dispositions; the availability to the Company of debt financing on suitable terms; the performance of the Company's investments; economic, business and market factors affecting the market price of the Company's shares, including factors that may be unrelated to the Company's performance; the extent of the Company's cash position from time to time and alternative opportunities for deployment of its cash that the Company may deem attractive and in the best interests of the Company and its shareholders; general economic, business and market factors; and other factors identified under "Risk Factors" in the Company's periodic reports that it files with the Securities and Exchange Commission.

There also can be no assurance that the Company will be able to sustain future dividends at the currently contemplated level, or that future dividends will be made at all. Also, the tax character of the fourth quarter dividend referred to herein has not yet been determined and, although it is currently not expected, any portion of such distribution may be characterized as a return of capital. There are a variety of factors that impact whether and to what extent the Company will repurchase shares, some of which are recited above, and there can be no assurance that the Company will repurchase shares in the future, or the amount and price of any such repurchases.

There can be no assurance that MVC will achieve its investment objectives. There is no assurance that the market price of MVC's shares, either absolutely or relative to net asset value, will increase as a result of any of the activities discussed in this release, or otherwise that the plan will enhance shareholder value over the long-term. The Company assumes no duty to update any of the disclosures contained in this press release.

Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for its 2017 Annual Meeting of Stockholders. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders with respect to the Annual Meeting. Information regarding the names of the Company's directors and executive officers and their respective interests in the Company is set forth in the proxy statement. Before making any voting decision with respect to matters to be presented to the Annual Meeting, shareholders are urged to read all relevant documents filed with or furnished to the SEC, including among other things the Company's definitive proxy statement and any supplements thereto, which contain important information. Shareholders may obtain a free copy of the definitive proxy statement and other relevant documents that the Company files with or furnishes to the SEC from the SEC's website at www.sec.gov or the Company's website at www.mvccapital.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Shareholders with questions about how to vote their shares, or in need of additional assistance, may contact the Company's proxy solicitors, Innisfree M&A Inc., at (888) 750-5834.

Contact:

Investor Relations
Jackie Rothchild
MVC Capital
 914.510.9400

Media Inquiries
Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer / Carrie Klapper
 212-355-4449